Exhibit 10.7

FORT CADY CALIFORNIA CORPORATION

9329 Mariposa Road, Suite 210 Hesperia, CA 92344

Sept 8th, 2021

Tyson Joseph Hall

Fort Collins, CO

Dear Tyson:

We are pleased to extend an offer to you for the position of Chief Operating Officer (COO) at Fort Cady California Corporation (“Company”), reporting to the Chief Executive Officer (CEO). We are excited about the opportunity of working with you. We believe that it is important to a healthy working relationship that both parties understand the terms and conditions of employment before commencing employment. In order to ensure that both you and the Company have a common understanding, we set forth below some of the fundamental premises.

Your start date will be Sept 20th, 2021 or such other date as communicated to you by the Company. This is a full-time exempt position.

Your initial annual gross base salary will be $300,000 (“Base Salary”), paid less deductions and withholding required by law or approved by you, paid in accordance with the Company’s normal and customary payroll practices.

Your primary place of work will initially be your home office in Fort Collins, CO. However, you will be required to go on-site at the Company’s office at 9329 Mariposa Road, Suite 210 Hesperia, CA 92344 a minimum of 75% of your time for the performance of your duties. As of April 1th, 2022, we expect that your primary place of work will be the Company’s office in Hesperia, CA.

Annual Bonus. In addition to the Base Salary described in above, for each full year of employment with the Company, you shall be eligible to earn an annual bonus of up to 100% of your then in effect Base Salary (and at on-target achievement the bonus will be 50% of your then in effect Base Salary) (“Annual Bonus”), based on your and the Company’s achievement of performance goals established in advance by the Board and provided to you in writing, as well as you remaining actively employed with the Company through the payment date of each Annual Bonus. The Annual Bonus, if any, will be earned and paid no later than two and a half months after the end of the fiscal year, at which point the Board will also have determined goals for the then current fiscal year. All bonus payments shall be made less deductions and withholdings required by law or approved by you.

Stock Options: You will be granted the following Long Term Incentive (LTI) option awards in American Pacific Borates Limited (ASX:ABR), (noting that it is expected that these options will convert into options in a NASDAQ listed entity on a pro rata basis to existing securities consistent with the terms of the Option Deed).

LTI Option Award: Employee options to acquire 3,000,000 ordinary shares each exercisable at A$2.00 on or before 1 June 2025.

The options shall vest as follows:

a)	1,000,000 on continued employment for a period of 12 months;

b)	1,000,000 on continued employment for a period of 24 months;

c)	1,000,000 on continued employment for a period of 36 months;

OFFER LETTER

The Options shall be subject to such other terms and conditions as are set forth in the Long Term Incentive Plan and the agreement evidencing the grant. Any future share-based compensation or other long-term incentive compensation shall be at the discretion of the Board.

Relocation: The Company plans to consolidate certain business activities and staff in a central US location (“HQ”). The future location for the COO position could be in the HQ or in one of its primary operating locations (e.g. at the company’s office in Hesperia, CA). The exact location and timing for the relocation will be determined by the CEO in consultation with the employee. The Company will also pay you a one-time lump sum payment of $60,000 gross to assist you with your expenses to relocate to the desired location(“Relocation Allowance”), less deductions and withholdings required by law. The payment will be made the first paycheck after the location and timing has been approved by the CEO, provided you are employed on this date. If your employment ends for any reason or you resign prior to the first year after the lump sum payment, you will be required to repay to the Company the pro-rata portion of the Relocation Allowance based on the number of days worked.

As a Company employee youare also eligible to participate in the Company’s employee benefit plans in accordance with the terms of such plans all of which may be modified or terminated from time to time and in accordance with these plans.

After the submission of expense reports sufficient to substantiate the Company’s federal income tax deductions for such expenses under the Internal Revenue Code of 1986, as amended (the “Code”) to the extent deductible under the Code and in compliance with the written expense report procedures and policies as may be established by the Company from time to time, the Company shall reimburse you for all reasonable business expenses incurred in the performance of your duties hereunder on behalf of the Company.

Noncompetition During Employment: This position is a full time job with the understanding that during your employment you will not engage in outside activities, whether compensated or not, which materially interfere with the performance of your job duties with the Company or create a conflict of interest, nor will you establish a competing business during your employment with the Company, nor will you knowingly perform any act which may confer any competitive benefit or advantage upon any enterprise competing with Company, its subsidiaries, affiliates or any successor. You shall devote your full business time to the business of the Company and will not directly or indirectly, engage, individually or as an officer, director, employee, consultant, advisor, partner or co-venturer, or as a stockholder or other proprietor owning more than a five percent (5%) interest in any firm, corporation, partnership or other organization (in case of any such ownership or participation) in the business of selling or distributing services and/or products in competition with the services and/or products of the Company or its subsidiaries or affiliates. Upon request, you shall furnish to the Board a detailed statement of any outside employment or consulting services in which you seek to engage or invest, and, as from time to time requested by the Board, resubmit for approval a detailed statement thereof. In the event the Board determines in good faith that such violation or conflict exists, you shall refrain from such employment, consulting services or investment.

Non-Solicitation: During your employment and for a period of one (1) year following termination, you will not directly or indirectly in any capacity, alone or in association with others solicit or recruit, or attempt to solicit or recruit, to work for you or any organization with which you are connected, any employees or independent contractor of the Company or any affiliate of the Company who, within twelve (12) months of your termination date, has worked for the Company or any affiliate of the Company and with whom you became acquainted with or dealt with, for any reason, as a result of your employment by the Company or received confidential information regarding during your employment with the Company.

You confirm that you are not bound by any other lawful agreement with any prior or current employer, person or entity that would prevent you from fully performing your duties with the Company, and that you will not during your employment with the Company, or have not during the pre-hire process, use or disclose any proprietary or confidential information, or trade secrets, of your former or concurrent employers or companies.

At-Will Employment: This offer is not for any specific period of time; instead your employment is at all times “at will.” This means that you may terminate your employment with or without cause or prior notice, and the Company has the same right. In addition, the Company may change your compensation, benefits, duties, assignments, responsibilities, location of your position, or any other terms and conditions of your employment, at any time to adjust to the changing needs of our dynamic company. These provisions expressly supersede any previous representations, oral or written. Your at-will employment status cannot be modified unless it is written and signed by both you and the Board of Directors of the Company.

Voluntary Termination By You: You may terminate your employment with the Company at any time and for any reason by providing the Company with three (3) months written notice. The effective date of the termination shall be the date specified in the notice. In the event of such a termination, the parties agree to act in good faith towards one another during any notice period.

Confidential Information and Invention Assignment Agreement: Because the Company’s proprietary information is extremely important, this offer of employment is expressly subject to your executing an Employee Confidential Information and Invention Assignment Agreement in the form enclosed with this letter as well as your agreement to follow all other rules and policies that the Company may announce from time to time.

This offer is also contingent upon proof of identity and work eligibility. Under the Immigration Reform and Control Act of 1986, employers are required to verify the identity and employment eligibility of all new hires within three (3) business days of their first day of work. To assist us in complying with this requirement please bring appropriate documents with you on your first day.

Arbitration: Except for workers’ compensation claims, disputes solely before government agencies (including but not limited to the NLRB or EEOC), unemployment insurance claims, and other claims which may not be arbitrated as a matter of law, you and the Company agree that any and all disputes, controversies, or claims, whether based in contract, tort, common or statutory law, between you and the Company and/or its agents, and whether arising under or relating to this offer letter, the termination of your employment, or any other manner of the parties’ relationship (“Arbitrable Claims”) shall be resolved by final and binding arbitration conducted pursuant to the Federal Arbitration Act. You and the Company agree that arbitration shall be exclusive, final and binding remedy for all Arbitrable Claims, and you the Company and its agents hereby waive any rights each may have to a jury trial in regard to Arbitrable Claims. You and the Company further agree that the arbitrator shall have the sole authority to determine the arbitrability of Arbitrable Claims. Arbitration shall be conducted before the American Arbitation Association in accordance with the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures (“AAA Rules”) then in effect, to be held (unless the parties agree in writing otherwise) within 45 miles of where you are or were last employed by the Company. The AAA Rules are available online, free of charge, at www.adr.org/employment, or by searching for “AAA Employment Arbitration Rules” using a service such as www.google.com or www.yahoo.com. If for any reason AAA will not administer the arbitration, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted for appointment of a neutral arbitrator. Both you and the Company shall be entitled to file dispositive motions before the arbitrator to the same extent as would be allowed had the dispute been heard in a court of law having jurisdiction over the parties’ claims or counterclaims. The arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees as provided by law or the applicable AAA Rules for the particular claims asserted. You and the Company shall follow the AAA Rules applicable to initial filing fees, but in no event will you be responsible for any portion of those fees in excess of the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted. The Company otherwise shall pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s fees. The arbitrator must follow applicable law and may award only those remedies that would have applied had the matter been heard in court. All Arbitrable Claims must be brought within the statutes of limitations applicable to such claims. The arbitrator’s decision must be in writing and contain findings of fact and conclusions of law. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. This letter affects your ability to participate in class, collective or representative actions. Both the Company and you agree to bring any dispute in arbitration on an individual basis only, and not on a class, collective, or private attorney general representative basis on behalf of others. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class, collective, representative or private attorney general action, or as a member in any such class, collective, representative or private attorney general proceeding (“Class Action Waiver”). This Class Action Waiver does not apply to any claim you bring in arbitration as a private attorney general solely on your own behalf and not on behalf of others. Notwithstanding any other provision of this offer letter or the AAA Rules, disputes regarding the validity, enforceability or breach of the Class Action Waiver may be resolved only by a civil court of competent jurisdiction and not by an arbitrator.

If any term herein is unenforceable in whole or in part, the remainder shall remain enforceable to the extent permitted by law. Except as explicitly set forth herein, this letter replaces and supersedes any and all previous agreements, policies and understandings, written or oral, regarding all the terms and conditions of your employment relationship with the Company. Each party acknowledges that it has been represented by independent counsel of its choice, or has had the opportunity to be represented by independent counsel of its choice, and that to the extent, if any, that it desired, has availed itself of this right and opportunity throughout all negotiations that have preceded the execution of this letter. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this letter against the drafting party has no application and is expressly waived, and the parties agree to all of the provisions in this letter based on the advice of their respective counsel.

This letter, except to the extent governed by the Federal Arbitration Act, will be governed under California law.

Please sign and date this letter below and return it to me to indicate your acceptance of the Company’s offer. A duplicate original is enclosed for your records.

We look forward to working with you at Fort Cady California Corporation.

Sincerely, Fort Cady California Corporation

	By:	Henri Tausch
Title: Chief Executive Officer

ACCEPTED AND AGREED:

Date: 9/9/2021	/s/ Tyson Joseph Hall Tyson Joseph Hall

Signature

Enclosure:

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT